For more information, please contact:	EXHIBIT 99.1

AmTrust Financial Services, Inc.
Investor Relations
Devora Goldenberg
212.220.7120 ext. 7041
IR@amtrustgroup.com

For immediate release
February 20, 2008

AmTrust Financial Services, Inc. Reports Record Fourth Quarter
Net Income of $22.8 million

(New York) - AmTrust Financial Services Inc. (NASDAQ: AFSI), today reported net income of $22.8 million and gross written premium of $246.4 million for the fourth quarter 2007. For the year ended December 31, 2007 the Company reported net income of $90.1 million and gross written premium of $839.4 million.

In addition, AmTrust reiterates that is has no exposure to sub-prime mortgages. Virtually all of the mortgage-backed securities in the Company’s portfolio are government or agency-guaranteed.

Gross written premium in the fourth quarter 2007 increased by $93.3 million to $246.4 million or 60.9% from $153.1 million in the fourth quarter of 2006. The net written premium was $126.5 million for the fourth quarter ended 2007 compared to $122.0 million for the fourth quarter ended 2006.

Fourth Quarter Overview:

The Company reported $22.8 million in net income, or $0.38 per basic share, for the fourth quarter ended December 31, 2007. Additionally, operating earnings per basic share was $0.43 for the fourth quarter of 2007.
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Fourth Quarter and Year-End 2007 Highlights:

•	Net income up 31.4% for the fourth quarter of 2007 compared to the fourth quarter of 2006
•	Net Income up 84.5% for year-end 2007 compared to 2006
•	Quarterly operating earnings per basic share was $0.43 ($0.24 in 2006)
•	Quarterly earnings per basic share was $0.38 ($0.29 in 2006)
•	Year-end 2007 operating earnings per basic share was $1.45 ($0.70 in 2006)
•	Year-end 2007 earnings per basic share was $1.50 ($0.87 in 2006)
•	Return on equity for year-end 2007 was 24.7%
•	Book value per basic share was $6.51 (as of December 31, 2007)
•	The combined ratio for the fourth quarter was 75.4% (91.1% in 2006)
•	The combined ratio for year-end 2007 was 83.2% (91.9% in 2006)

Fourth Quarter and Year-End 2007 Results:
Revenue:

Gross written premium for the fourth quarter 2007 increased by $93.3 million or 60.9% to $246.4 million from $153.1 million in the fourth quarter 2006. The increase was attributable to both organic growth in our specialty middle market and specialty risk segments as well as successful integration of IGI Group, LTD and Associated Industries Insurance Services, Inc. into our specialty risk and workers’ compensation segments, respectively. Net earned premium for the fourth quarter 2007 increased by $10.1 million or 9.8%, to $113.3 million from $103.2 million in the fourth quarter 2006. This increase was impacted by $47.2 million of earned premium ceded to Maiden Insurance Company (Maiden) as part of a reinsurance agreement that became effective July, 1, 2007, offset by $19 million of earned ceding commission from Maiden during the fourth quarter of 2007.
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Gross written premium for the year ended December 31, 2007 increased by $313.3 million or 59.6% to $839.4 million from $526.1 million for the year ended December 31, 2006. Net earned premium for the year ended December 31, 2007 increased by $115.2 million or 35.0%, to $444.2 million from $329.0 million. This increase was net of $110.1 million of earned premium ceded to Maiden offset by $59 million of earned ceding commission recognized during the second half of 2007, was attributable, primarily, to organic growth and the successful integration of acquisitions.

Commission and fee income for the fourth quarter 2007 increased by $0.2 million or 5.7% to $3.7 million from $3.5 million for the fourth quarter 2006. Commission and fee income for the year ended December 31, 2007 increased by $8.0 million or 64.5% to $20.4 million from $12.4 million for the year ended December 31, 2006. This increase was attributable to reinsurance brokerage fees from Maiden, administration of assigned risk business, asset management fees and administration of our warranty programs.

Net investment income, excluding realized gains and losses in the fourth quarter 2007, increased by $4.0 million or 46.5% to $12.6 million from $8.6 million in the fourth quarter 2006. Average invested assets for the three months ended December 31, 2007 was approximately $1.3 billion compared to $0.8 billion for the three months ended December 31, 2006. Net investment income, excluding realized gains and losses for the year ended December 31, 2007, increased by $23.3 million or 84.4% to $50.9 million from $27.6 million in 2006. The primary reason for this increase is the growth in average invested assets over the periods.

Total revenue in the fourth quarter of 2007 increased by $24.3 million or 20.2% to $144.3 million (excluding other investment loss on managed assets) from $120.0 million in the fourth quarter of 2006. Total revenue for the year ended December 31, 2007 increased by $195.4 million or 50.9% to $579.2 million (excluding other investment loss on managed assets) from $383.8 million. As discussed above, total revenue was reduced in both periods by $47.2 million and $110.1 million of earned premium, respectively, being ceded to Maiden during the fourth quarter and second half of 2007. The earned premium ceded to Maiden was partially offset by ceding commission revenue of $19.0 million and $59.1 million, respectively, in the same periods.
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Expenses:

The Company’s loss ratio for the fourth quarter ended December 31, 2007 was 57.6% compared to 62.1% for the quarter ended December 31, 2006. The Company’s loss ratio for the year ended December 31, 2007 was 62.4% compared to 63.9% for the year ended December 31, 2006.

Policy Acquisition Expense, Salaries and Benefits Expense and Other Insurance General and Administrative Expense less Ceding Commission Revenue for the quarter ended December 31, 2007 decreased by $9.7 million to $20.2 million from $29.9 million for the quarter ended December 31, 2006. The decrease was the result of approximately $19 million of ceding commission from Maiden recognized in the fourth quarter of 2007. As a result, the expense ratio for the quarter ended December 31, 2007 decreased to 17.8% from 29.0% for the quarter ended December 31, 2006. Policy Acquisition Expense, Salaries and Benefits Expense and Other Insurance General and Administrative Expense less Ceding Commission Revenue for the year ended December 31, 2007 increased by $0.1 million to $92.5 million from $92.4 million for the year ended December 31, 2006. This increase was impacted by $59 million of ceding commission recognized by the Company from Maiden during 2007. Despite the slight increase, the expense ratio for the year ended December 31, 2007 decreased to 20.8% from 28.1% for the year ended December 31, 2006.

These decreases are the result of the Company’s ability to leverage its current infrastructure and the reinsurance agreement the Company and Maiden entered into the third quarter of 2007 as well as the ceding commission the Company received on its cessions to Maiden.

Interest expense in the fourth quarter 2007 increased to $3.1 million from $1.7 million in the fourth quarter of 2006. The increase is primarily the result of the issuance by the Company of $40.0 million of trust preferred securities in March 2007.
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Other Matters:

Shareholders’ Equity as of December 31, 2007 increased to $390.4 million from $340.5 million as of December 31, 2006.

As of December 31, 2007 the Company’s debt-to-capitalization ratio was 24.1%. The Company’s debt relates to four trust preferred securities offerings in which the Company participated in between 2005 and 2007.

Conference Call:

On February 21, 2007 at 10 a.m. ET, the company will hold a conference call that can be accessed as follows:

Toll-free Dial-in: 877.591.4954
Toll Dial-in (Int’l Callers): 719.325.4936

In order to participate in the conference call, you must register at:
            http://ir.amtrustgroup.com

A live broadcast of the call will be available on-line at the above website. An on-line replay will follow shortly after the call. In addition, a telephonic replay will be available for seven days and can be accessed by dialing 888.203.1112 or 719.457.0820. Enter replay passcode 1456978.
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About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

Forward Looking Statement

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.

AFSI-F
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AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Gross premium written	$246,434	$153,071	$839,391	$526,074

Premium income
Net premium written	$126,457	$121,971	$419,881	$436,314
Change in unearned premium	(13,121)	(18,730)	24,355	(107,302)
	113,336	103,241	444,236	329,012

Ceding commission	19,023	-	59,077	-
Commission and fee income	3,680	3,468	20,368	12,403
Investment income, net	12,561	8,623	50,887	27,583
Net realized gains (losses)	(4,304)	4,648	4,644	14,783
Other investment gain (loss) on managed assets	(3,836)	244	(6,053)	244
	27,124	16,983	128,923	55,013

Total revenue	140,460	120,224	573,159	384,025

Loss and loss adjustment expense	65,289	64,132	276,986	210,140
Policy acquisition expenses	14,585	16,195	74,234	43,302
Salaries and benefits	10,857	8,531	42,703	28,277
Other insurance general and administrative expense	13,794	5,216	34,664	20,804
Other underwriting expenses	3,764	1,688	13,816	10,561
	108,289	95,762	442,403	313,084

Income from continuing operations	32,171	24,462	130,756	70,941

Other income (expense)
Foreign currency gain (loss)	54	376	129	833
Interest expense	(3,104)	(1,673)	(10,089)	(5,326)
	(3,050)	(1,297)	(9,960)	(4,493)

Income from continuing operations before provision for income taxes	29,121	23,165	120,796	66,448

Provision for income taxes	10,125	5,721	36,709	17,779
Minority interest in net loss of subsidiary	(3,836)	244	(6,053)	244
Income from continuing operations	22,832	17,200	90,140	48,425
Discontinued operations	-	181	-	431
Net income available to common shareholders	$22,832	$17,381	$90,140	$48,856

Earnings per common share:
Basic earnings per share
Income from Continuing Operations	$0.38	$0.29	$1.50	$0.86
Income from Discontinued Operations	-	-	-	0.01
	$0.38	$0.29	$1.50	$0.87
Diluted earnings per share
Income from Continuing Operations	$0.38	$0.29	$1.49	$0.86
Income from Discontinued Operations	-	-	-	0.01
	$0.38	$0.29	$1.49	$0.87

Weighted average number of basic shares outstanding	59,956	56,315	59,958	59,959
Weighted average number of diluted shares outstanding	60,796	56,315	60,674	59,959

Combined ratio	75.4%	91.1%	83.2%	91.9%
Annualized return on equity	23.6%	21.0%	24.7%	21.3%
Operating earnings per basic share	$0.43	$0.24	$1.45	$0.70

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	December 31,
	2007	2006

Cash, cash equivalents and investments	$1,289,600	$824,193
Premiums receivables	258,361	147,779
Goodwill and intangible assets	53,232	29,369
Total assets	2,320,853	1,223,715
Loss and loss expense reserves	775,392	295,805
Unearned premium	527,758	323,155
Junior subordinate debt	123,714	82,476
Total stockholders' equity	$390,386	$340,479